                                                                    Exhibit 99.1




                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST


                 Financial Statements and Supplemental Schedules
                           December 31, 2000 and 1999

                  (With Independent Auditors' Reports Thereon)

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401 (k) SAVINGS PLAN AND TRUST

                                                                                              Page
Independent Auditors' Report of PricewaterhouseCoopers LLP                                       1

Independent Auditors' Report of KPMG LLP                                                         2

Financial Statements:

           Statements of Net Assets Available for Plan Benefits                                  3

           Statements of Changes in Net Assets Available for Plan Benefits                       4

           Notes to Financial Statements                                                         6

           Schedules


              1 - Schedule of Assets Held for Investment Purposes at End of Year                 9

              2 - Schedule of Reportable Transactions                                           10

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401 (k) SAVINGS PLAN AND TRUST


                        Report of Independent Accountants

To the Participants and Administrator of Consumers Water Company Employees' 401(k) Savings Plan and Trust

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Consumers Water Company Employees' 401(k) Savings Plan and Trust (the "Plan") at December 31, 2000, and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The financial statements of the Plan as of December 31, 1999 and for the year then ended were audited by other independent accountants whose report dated June 23, 2000 expressed an unqualified opinion thereon.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets Held for Investment Purposes and Schedule of Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.





/S/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 11, 2001

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401 (k) SAVINGS PLAN AND TRUST



                          Independent Auditors' Report

The Pension Committee
Consumers Water Company:

We have audited the accompanying statement of net assets available for plan benefits of Consumers Water Company Employees' 401(k) Savings Plan and Trust (the Plan) as of December 31, 1999, and the related statement of changes in net assets available for plan benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1999, and the changes in net assets available for plan benefits for the year then ended, in conformity with generally accepted accounting principles.





/S/ KPMG LLP
Philadelphia, Pennsylvania
June 23, 2000

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401 (k) SAVINGS PLAN AND TRUST

              Statements of Net Assets Available for Plan Benefits
                           December 31, 2000 and 1999


                                                      2000              1999
                                                      ----              ----
Investments at fair value-
     Participant directed investments              $17,800,017       $18,108,937
     Employer common stock                          11,836,127         7,224,170
                                                   -----------       -----------

Total Investments                                  $29,636,144       $25,333,107

Cash and cash equivalents                                3,994             1,871

Receivables-
     Employer contributions                              4,416           319,908
     Participants' contributions                        65,100            26,924
                                                   -----------       -----------

Net assets available for plan benefits             $29,709,654       $25,681,810
                                                   ===========       ===========

See accompanying notes to financial statements.

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401 (k) SAVINGS PLAN AND TRUST

         Statement of Changes in Net Assets Available for Plan Benefits
                          Year Ended December 31, 2000

                                                                   Participant Directed    Employer
                                                                        Investments      Common Stock        Total
                                                                        -----------      ------------        -----
Additions:

        Investment income                                              $  1,273,026      $    281,276     $  1,554,302
        Realized/unrealized gain (loss) on investments                   (2,093,680)        3,916,465        1,822,785
                                                                       -----------------------------------------------

          Total investment income                                          (820,654)        4,197,741        3,377,087

Contributions:
        Employer                                                                  -           308,311          308,311
        Participants                                                      1,226,151           107,747        1,333,898
                                                                       -----------------------------------------------

          Total contributions                                             1,226,151           416,058        1,642,209

          Net additions                                                     405,497         4,613,799        5,019,296

Deductions:
        Benefits paid to participants                                       762,974           225,598          988,572
        Management fee                                                        2,813                67            2,880
                                                                       -----------------------------------------------

          Net increase (decrease) prior to interfund
          transfers                                                        (360,290)        4,388,134        4,027,844

Interfund transfers                                                          81,785           (81,785)               -
                                                                       -----------------------------------------------

        Net change in plan assets                                          (278,505)        4,306,349        4,027,844

Net assets available for plan benefits:
          Balance at beginning of year                                   18,137,732         7,544,078       25,681,810
                                                                       -----------------------------------------------

          Balance at end of year                                       $ 17,859,227      $ 11,850,427     $ 29,709,654
                                                                       ===============================================

See accompanying notes to financial statements.

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401 (k) SAVINGS PLAN AND TRUST


         Statement of Changes in Net Assets Available for Plan Benefits
                          Year Ended December 31, 1999

                                                                   Participant Directed    Employer
                                                                        Investments      Common Stock        Total
                                                                        -----------      ------------        -----
Additions:

          Investment income                                            $  1,539,718      $    186,850     $  1,726,568
          Realized/unrealized gain (loss) on investments                  1,353,580          (417,290)         936,290
                                                                       -----------------------------------------------

         Total investment income                                          2,893,298          (230,440)       2,662,858

Contributions:
          Employer                                                                -           319,908          319,908
          Participants                                                    1,271,405            97,088        1,368,493
                                                                       -----------------------------------------------

         Total contributions                                              1,271,405           416,996        1,688,401

         Net additions                                                    4,164,703           186,556        4,351,259

Deductions:
         Benefits paid to participants                                    2,825,923           844,113        3,670,036
         Management fee                                                       3,464               250            3,714
                                                                       -----------------------------------------------

         Net increase (decrease) prior to interfund
         transfers                                                        1,335,316          (657,807)         677,509

Interfund transfers                                                        (117,142)          117,142                -
                                                                       -----------------------------------------------

         Net change in plan assets                                        1,218,174          (540,665)         677,509

Net assets available for plan benefits:
          Balance at beginning of year                                   16,919,558         8,084,743       25,004,301
                                                                       -----------------------------------------------

          Balance at end of year                                       $ 18,137,732       $ 7,544,078     $ 25,681,810
                                                                       ===============================================

See accompanying notes to financial statements.

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                          Notes to Financial Statements
                           December 31, 2000 and 1999

(1)      DESCRIPTION OF PLAN

         The following description of the Consumers Water Company Employee's 401
         (k) Savings Plan and Trust ("the Plan") is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

         General

         The Plan is a defined contribution plan covering substantially all employees of the Consumers Water Company, a wholly owned subsidiary of Philadelphia Suburban Corporation ("the Company"). An employee becomes eligible to participate on January 1 of the year following the date on which his or her employment commenced. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

         An employee may not participate in the Plan if the employee is a participant of a union with which the Company has a collective bargaining agreement directly or through an employee association, unless the collective bargaining agreement between the Company and the union involved specifically makes the Plan applicable to employees covered under such collective bargaining agreements, provided that benefits have been a subject of good faith bargaining between the Company and its employees.

         Contributions

         Participants may elect to contribute from 1% to 15% of their pretax compensation pursuant to a salary deferral election, up to a maximum of $10,500 in 2000 and $10,000 in 1999 as determined by Internal Revenue Code ss.402(g)(1). Participants may change the rate of their contribution or their investment elections. They may also make transfers or suspend their contributions at any time. Under the Plan, participants may contribute 1% to 9% of their compensation on an after-tax basis to their voluntary accounts. In any Plan year, a participant's aggregate contributions to the Plan (salary deferral amounts plus after-tax voluntary contributions) may not exceed 15% of such participant's compensation for the applicable Plan year.

         The Plan provides for the Company to contribute an amount equal to 40% of the pretax employee contribution up to $1,040 for each participant. The Company's contributions consisted of common stock in the Company.

         Participant Accounts

         Each participant's account is credited with the participant's contribution and allocations of (a) the Company's contribution and (b) Plan earnings. Allocations are based on participant contributions or account balances, as defined by the Plan document.

         Vesting

         Each participant will always be 100% vested in all employee and Company contributions.

         Payment of Benefits

         In the event a participant's employment is terminated by reason of death, disability or termination of service, a participant's interest will be distributed in a lump-sum payment. Withdrawals will be made in cash or shares of Company stock, to the extent permitted by law. Under certain circumstances, a participant may withdraw all or a portion of the employee contributions while employed.

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                          Notes to Financial Statements
                           December 31, 2000 and 1999
                                   (Continued)

         Loans Due from Participants

         Participants may borrow funds from their account balance equal to the lesser of $50,000 or half of their vested account balance for a period not to exceed five years. Repayment is made by payroll deduction. During the period covered by the report, all new loans issued after January 1, 2000 were issued at the prime rate of interest and prior to this loans were issued at 5.5%. The prime rate of interest changed during the year. The interest rate on loans outstanding as of December 31, 2000 ranged from 5.5% to 9.5%.

         Investment Options

         Participants can direct, at the time they enroll in the Plan, that their salary deferral and voluntary contributions be invested entirely in one of the funds offered by the Plan or divided among the funds. Subject to compliance with applicable state and federal securities laws, the Plan also permits participants to acquire an interest in Company common stock. Participants may change their investment instructions and reinvest their contributions in a different fund or funds.

         Termination of the Plan

         Although the Company does not intend to terminate the Plan, it may do so at its discretion, subject to the provisions of ERISA. All interests of the participants would be distributed to them as determined by the Committee (as hereinafter defined) and in accordance with applicable provisions of the Internal Revenue Code.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Accounting

         The accompanying financial statements have been prepared using the accrual basis.

         Use of Estimates

         The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan's management to use estimates and assumptions that affect the accompanying financial statements and disclosures. Actual results could differ from these estimates.

         Administration

         The Plan is administered by a committee ("the Committee") consisting of three or more individuals selected by, and who may be removed at any time by, the Board of Directors of PSC. The Committee members may be employees of PSC and may be participants in the Plan. The Committee members receive no compensation from the Plan for their services in such capacity. The Committee has extensive administrative powers in connection with the Plan, including authority to interpret the provisions of the Plan, to adopt rules for its administration and to make other decisions with respect to the Plan.

         The custodian for the Plan's funds invests the funds as directed by the participants. The principal duties of the trustees are to receive all contributions paid to the Plan and to make investments and pay benefits as directed by the Committee. The assets of the Plan are held in the name of the Trustees.

         Substantially all of the administrative expenses of the Plan are paid by the Company.

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                          Notes to Financial Statements
                           December 31, 2000 and 1999
                                   (Continued)


         Reclassification

         Certain prior year amounts have been reclassified to conform to the current year's presentation.

         Investment Valuation

         The Plan's investments are stated at fair value. Mutual funds are valued at quoted market prices which represents the net asset value of shares held by the Plan at year-end. Common/collective trust funds are valued at unit value, which represents the fair value of the underlying assets as reported by the applicable custodian. Company stock is valued at its quoted market price at year-end. Loans to participants, short-term investments and cash are valued at cost, which approximates fair value.

         Dividend income is recorded on the ex-dividend date and interest income is recorded when earned. Realized gains and losses on the sale of the Company stock are based on average cost of the securities sold. Purchases and sales are recorded on a trade date basis.

(3)      INVESTMENTS

         The fair market values of individual assets that represent 5% or more of the Plan's net assets as of December 31, 2000 and 1999 are as follows:



         2000
         ----

            Select Fund                              $  8,881,205
            Balanced Fund                            $  2,479,656
            Stable Assets                            $  2,075,430
            Employer Common Stock                    $ 11,836,127


         1999
         ----

            Select Fund                              $ 9,997,086
            Balanced Fund                            $ 2,665,259
            Stable Assets                            $ 1,911,761
            Employer Common Stock                    $ 7,224,170



         Stock Split

         In August 2000, the Company's Board of Director's declared a 5-for-4 common stock split effected in the form of a stock distribution for all common shares outstanding, to shareholders of record on November 15, 2000. The new shares were distributed on December 1, 2000.

(4)      FEDERAL INCOME TAX CONSEQUENCES

         The Internal Revenue Service issued its latest determination letter dated May 3, 1995, which stated that the Plan and related trust, as amended, qualified under applicable provisions of the Internal Revenue Code (IRC) and, therefore are exempt from federal income taxes. The Plan administrator and the Plan's counsel believe that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

                                                                      SCHEDULE 1
                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

         Schedule of Assets Held for Investment Purposes at End of Year
                                December 31, 2000

                                        Description
Issuer                                  of Investment                                                 Cost             Current Value
-------                                ---------------                                                ----             -------------
American Century                        Select Fund                                                                     $ 8,881,205
American Century                        Balanced Fund                                                                   $ 2,479,656
American Century                        Vista Fund                                                                      $ 1,391,889
American Century                        Value Fund                                                                      $   731,481
American Century                        Equity Index                                                                    $ 1,094,276
SEI Trust                               Stable Assets                                                                   $ 2,075,430
Philadelphia Suburban Corporation       Common Stock*                                               $ 5,705,549         $11,836,127
                                        Loans due from participants (interest rate 5.5% to 9.5%)*   $ 1,146,080         $ 1,146,080
                                                                                                                        -----------

                                        Total assets held for investment purposes                                       $29,636,144
                                                                                                                        ===========

* Represents a party-in-interest to the Plan.

                                                                      SCHEDULE 2
                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                       Schedule of Reportable Transactions
                          Year Ended December 31, 2000

                                     Description of                       Purchase        Selling
Issuer                               Investment                            Price           Price          Cost            Net Gain
-------                              -----------                           -----          -------         ----            --------
Philadelphia Suburban Corporation    Common Stock*    Purchases          $1,298,875       $      -       $1,298,875       $     -
                                                      Sales              $        -       $603,387       $  426,118       $177,269


*Represents a party-in-interest to the Plan